Exhibit 99.1

NEWS RELEASE

June 13, 2005	Contact:	Scott R. Royster, EVP and CFO
FOR IMMEDIATE RELEASE		(301) 429-2642
Washington, DC

RADIO ONE, INC.

ENTERS INTO $800 MILLION SENIOR CREDIT FACILITY

Washington, DC - Radio One, Inc. (“Radio One” or the “Company”) (NASDAQ: ROIAK and ROIA) announced today that it has entered into an $800.0 million senior credit facility. This new credit facility is comprised of a $500.0 million 7-year revolving loan commitment and a $300.0 million 7-year term loan commitment. The new credit facility will be used to refinance the Company’s existing senior credit facility and will support working capital requirements and general corporate purposes. The new senior credit facility is rated BB by Standard & Poor’s and a Ba2 by Moody’s.

Wachovia Capital Markets and Banc of America Securities served as joint lead arrangers for the transaction.

Executive Vice President and CFO, Scott R. Royster stated, “This credit facility represents another significant step in the broader recapitalization of the business in 2005. This facility provides considerable liquidity to the company, eliminates near-term amortization requirements, and extends senior debt maturities, while affording a more flexible covenant package that will allow us to meet our stated strategic objectives. We feel that this facility is an affirmation of the lender community’s belief in Radio One’s business model and strategy.”

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2004 net broadcast revenue) and the largest radio broadcasting company that primarily targets African-American and urban listeners. Radio One owns and/or operates 69 radio stations located in 22 urban markets in the United States and reaches more than 13 million listeners every week. Radio One also owns approximately 36% of TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans, which is a joint venture with Comcast Corporation and DIRECTV. Additionally, Radio One programs “XM 169 The POWER” on XM Satellite Radio and owns 51% of the common stock of Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner, a leading urban media personality.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations and agreed upon conditions to closing. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

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